UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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SELECT COMFORT CORPORATION

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For Immediate Release

SELECT COMFORT FILES DEFINITIVE PROXY MATERIALS IN CONNECTION WITH 2015 ANNUAL MEETING OF SHAREHOLDERS

LETTER TO SHAREHOLDERS URGES RE-ELECTION OF BOARD NOMINEES

MINNEAPOLIS – (March 31, 2015) – Select Comfort Corporation (NASDAQ: SCSS) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with its 2015 Annual Meeting of Shareholders, which is scheduled to be held on May 22, 2015. Select Comfort shareholders of record as of March 30, 2015 will be entitled to vote at the Annual Meeting.

In conjunction with the definitive proxy filing, Select Comfort is mailing a letter to shareholders urging them to use the WHITE proxy card to vote “FOR ALL” of Select Comfort’s independent, experienced and highly qualified director nominees to the Board of Directors, Daniel I. Alegre, Stephen L. Gulis, Jr. and Brenda J. Lauderback.

The following letter to Select Comfort shareholders highlights the Company’s strong financial performance and superior shareholder returns being driven by its transformational, consumer-driven strategy. Together, the Board and management team have prioritized three growth and profitability drivers: increasing demand, leveraging the vertically integrated business model and efficiently deploying capital.

The full text of the letter is below:

March 31, 2015

Dear Fellow Shareholder,

At Select Comfort’s upcoming Annual Meeting of Shareholders, which is scheduled to be held on May 22, 2015, you will be making important decisions regarding the future of your Company.

This year your vote is especially important, given the contested election of directors. Specifically, Blue Clay Capital Partners CO III LP (together with its affiliates and related parties, “Blue Clay”), which beneficially owns approximately 2% of Select Comfort’s outstanding shares, has launched a proxy contest and is attempting to replace two incumbent Select Comfort directors with its own nominees. Consistent with our diligent governance practices, your Board’s Nominating and Governance Committee along with the Company’s President and CEO interviewed Blue Clay’s two nominees, and following due consideration, the Company’s full Board concluded that Blue Clay’s nominees are not qualified to serve on Select Comfort’s Board. Moreover, in its filings and recommendations to Select Comfort’s Board and management team, Blue Clay has advocated risky and poorly conceived changes to the Company’s successful strategy — accordingly, we urge you to use the enclosed WHITE proxy card to vote FOR Select Comfort’s nominees.

As evident from our 2014 results, this is an exciting time for the Company, with accelerating consumer acceptance and operating performance, in addition to above-peer return on invested capital (ROIC). It is also a delicate and complex period of evolution and transformative change that requires a high level of expertise, judgment, acumen and experience to oversee.

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We are committed to maintaining a top-flight and diverse board, which has the skill sets and capacity to evolve in a rapidly changing environment and the courage to hold management accountable for delivering on our high ambitions. In that vein, we have taken seriously our responsibility to recommend the three board nominees who are most qualified and likely to contribute to maximizing value creation for all Select Comfort shareholders.

WE URGE SHAREHOLDERS TO VOTE THE WHITE PROXY CARD TO:

— ELECT SELECT COMFORT’S NOMINEES TO SUPPORT THE CONTINUED EXECUTION OF OUR TRANSFORMATIONAL STRATEGY

— REJECT BLUE CLAY’S ATTEMPTS TO FORCE RISKY AND POORLY CONCEIVED CHANGES TO SELECT COMFORT’S SUCCESSFUL STRATEGY

Your vote is important in this election and we urge you to vote so that your voice is heard at this year’s Annual Meeting.

Support Select Comfort’s proven strategy by using the WHITE proxy card to re-elect all three independent, experienced and highly qualified Select Comfort directors: Daniel I. Alegre, Stephen L. Gulis, Jr. and Brenda J. Lauderback.

Select Comfort’s differentiated growth strategy, developed and implemented by your Board and management team, is driving performance and positioning the Company for sustained profitable growth. The opportunity for continued revenue and profit growth is significant, as Select Comfort advances its strategic initiatives and as its investments in the consumer-driven innovation strategy mature in the coming years.

Blue Clay’s inexperienced Board nominees are advocating risky changes to the Company’s strategies based on arbitrary targets, without understanding the negative effects of these changes on the business and shareholder value. Shareholders should be concerned about the risk posed to their investment by the detrimental consequences of Blue Clay’s attempts to force unwarranted changes to Select Comfort’s transformational strategy at a critical time.

SELECT COMFORT’S CURRENT BOARD AND MANAGEMENT TEAM

HAVE DELIVERED STRONG PERFORMANCE

Select Comfort’s current Board and management team have led the development and implementation of the Company’s progressive, long-term growth strategy, while prudently managing operating risk and efficiently deploying capital. This strategy has delivered:

•	Total Shareholder Return of 312% over the five years ending with fiscal 2014, well above the NASDAQ Stock Market Index, the S&P 500 Index and the S&P 400 Specialty Store Index.
•	More than $115 million returned to shareholders over the past 11 quarters through our share repurchase program, representing 124% of free cash flows. The Company paid an average price per share of $22.40, well below our ending stock price of $33.97 per share on March 30, 2015.
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•	Full-year 2014 results including:
o	Record net sales of $1.16 billion, an increase of 20% over 2013, including 12% Company-controlled comparable sales growth
o	Earnings per diluted share of $1.25, an increase of 16% compared to $1.08 in 2013
o	Return on invested capital of 15% (50% greater than our 10% weighted average cost of capital) on a growing invested capital base

Your Board and management team are committed to continued shareholder value creation.

We expect to more than double our 2014 EPS over the next five years, to $2.75 in 2019 (17% CAGR), by increasing consumer demand, leveraging our vertically integrated business model and deploying capital efficiently.

CONSUMER-DRIVEN INNOVATION STRATEGY AND CLEAR COMPETITIVE ADVANTAGES ARE PRODUCING STRONG FINANCIAL RESULTS

Your Board and management team have positioned the Company to deliver sustainable, superior shareholder returns by pursuing a consumer-driven innovation strategy that leverages our vertically integrated business model. This strategy prioritizes strengthening our three unique competitive advantages to deliver sustainable profitable growth. These advantages include: proprietary sleep innovations, ongoing customer relationships and exclusive distribution.

✓Proprietary Sleep Innovations: Smart technology is at the forefront of Select Comfort’s strategy. In an industry characterized by commodity merchandise and promotional pricing, the Board and management have positioned the Company as the sleep innovation leader by offering technology-driven products that resonate with consumers who seek the benefits of improved sleep. In the past two years, we have introduced a completely new portfolio of Sleep Number beds, which combine our proprietary SleepIQ sensor technology with DualAir adjustability for the individual knowledge to adjust for your best sleep. In addition, we introduced innovations such as the Sleep Number x12 bed, DualTemp layer and the FlexFit adjustable base series featuring Partner Snore technology. The Company’s innovations have won numerous technology awards and the Sleep Number Bed was rated “#1 for comfort and back pain relief”, rated as a “best buy” and rated as “best bed for couples” by a leading consumer magazine in the past year.

The consumer’s response to these innovations resulted in 31% net sales growth and 63% earnings per share growth for the second half of 2014 versus the prior year period. Select Comfort’s innovations have also helped drive growth in both average revenue per mattress unit (ARU), which grew by 13%, and Company-controlled mattress unit sales, which increased 8% in 2014.

✓Ongoing Customer Relationships: As both the manufacturer and retailer, Sleep Number develops life−long relationships with its customers. The Company’s smart technology and connectivity are deepening these relationships. In addition, the significant sleep data and daily insights are fueling future innovation. “Repeat and referral” sales from existing customers continue to be an important source of growth, constituting more than 30% of net sales.

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✓Exclusive Distribution: Sleep Number stores offer our customers a differentiated, value-added experience, which results in retail leading store productivity. Our sleep professionals focus on meeting customers’ individual sleep needs with our proprietary products and sales process. Our productive, award winning store design complements the sales process and results in consistent high conversion. Our distribution strategy is well informed, highly tested and built for agility as consumers’ shopping behavior shifts toward mobile and digital interaction. Exclusive distribution is the foundation for sustainable, profitable growth in our advantaged business model. Annual sales per comparable store have increased to $2.33 million, an increase of more than 80% from 2010; sales-per-square-foot productivity ranks in the top 10 of U.S. specialty retail brands1, at over $1,000 per foot; and average annual four-wall profitability has grown to approximately $800,000. We are on track to achieve our goal to grow average sales per comparable store to more than $3 million with four-wall store profit of $1.1 million or more.

SELECT COMFORT’S BALANCED CAPITAL ALLOCATION STRATEGY RETURNS CAPITAL TO SHAREHOLDERS AND SUPPORTS GROWTH

Select Comfort’s Board and management team’s capital allocation strategy is focused on three priorities: funding organic growth, maintaining financial flexibility and returning cash to shareholders.

✓Return on Investment: While increasing its average invested capital base through investment in growth opportunities, the Company generated a 15% ROIC in 2014, 50% greater than the Company’s weighted average cost of capital of 10%. This ROIC exceeds returns earned by direct competitors2 and other home furnishing companies3 and demonstrates the strength of the investment decisions being made by your management team and Board. The Company’s long-term guidance includes an expectation for at least mid-teen ROIC going forward.

✓Return of Capital to Shareholders: Over the past 11 quarters through the fourth quarter of fiscal 2014, Select Comfort has returned $115 million to shareholders through its ongoing share repurchase program at an average price of $22.40 (more than 30% below its current stock price), representing 124% of free cash flows.

Furthermore, following the third quarter of 2014, the Company announced an increase in its outstanding share repurchase authorization to $250 million and a significant increase in the rate of share repurchase activity, which began in the fourth quarter of 2014. The Company expects to fund additional share repurchases through free cash flow and available cash.

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1 Source: May 20, 2014. “Apple and the Other Most Successful Retailers by Sales Per Square Foot”. Forbes.com

2 Direct competitors referenced are Mattress Firm and Tempur-Sealy; ROIC comparison utilizes publicly available information for competitors and applies Select Comfort’s previously disclosed ROIC calculation

3 Home furnishings companies referenced are Ethan Allen, Havertys, La-Z-Boy and Pier1; ROIC comparison utilizes publicly available information for competitors and applies Select Comfort’s previously disclosed ROIC calculation

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✓Investing to Support Growth: One of the Company’s top priorities in 2015 is to successfully implement an Enterprise Resource Planning (ERP) system. The ERP implementation, which involves replacing much of Select Comfort’s 20-year-old core transactional operating systems, is critical to support our vertically integrated business with efficiency, stability, and scalability. Periods of high consumer demand for our products, as we experienced in 2014, strain legacy infrastructure, create inefficiencies in our supply chain and adversely impact customer experience. These constraints underscore the importance of building new capabilities and agile systems.

The implementation of the ERP system will enable the continued successful execution of Select Comfort’s strategy. In 2015, the Company plans to invest approximately $30 million in the ERP system and incur approximately $11 million of implementation costs. The scope and risks of this implementation heighten our need for financial flexibility and validate our current cash position. While this system is primarily an enabler of growth, the Company expects to realize significant cost savings and cost avoidances in the years following the completion of the ERP implementation. These savings are expected to be realized primarily through supply chain improvements and are incorporated in Select Comfort’s long-range outlook of more than doubling earnings per share to $2.75 in five years, with return on invested capital at least in the mid-teens.

✓Balance Sheet Strength to Retain Flexibility: We are committed to retaining sufficient balance sheet strength to provide adequate liquidity to meet Select Comfort’s operating needs, including $233 million in operating lease commitments, as well as support the pivotal ERP implementation, and continue to invest in our strategic growth initiatives (including 5% to 7% new store growth annually). Our strong balance sheet will also enable us to pursue strategic opportunities as they arise.

BLUE CLAY’S PROPOSAL TO DOUBLE STORE COUNT DEMONSTRATES A LACK OF UNDERSTANDING OF SELECT COMFORT’S BUSINESS MODEL AND WOULD IMPAIR FINANCIAL PERFORMANCE

X Blue Clay asserts that any concern around sales cannibalization is unwarranted: “We believe that the Company should immediately undertake a capital expenditure strategy focused on aggressive new store development …”4 In materials shared with Select Comfort in January 2015, Blue Clay stated that 900 stores “seems reasonable based on a competitor’s approach” and asserts that “any concern around cannibalization is unwarranted.” Blue Clay’s materials suggest that new stores achieving sales near breakeven are acceptable due to “significant cushion for any downturn.”

Implications: An immediate capital expenditure strategy to double store count regardless of sales cannibalization would reduce the productivity and profitability of stores while adding significantly to the Company’s fixed cost structure. The sales cannibalization resulting from a store development approach that “seems reasonable” to Blue Clay would, in fact, seriously impair the financial performance of the business and Select Comfort’s ability to grow in a sustainable and profitable manner. Blue Clay’s proposed actions would also reduce agility to respond to changing consumer shopping behaviors, which is of increasing importance.

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4 Blue Clay Preliminary Proxy Statement (emphasis added)

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IN CONTRAST, SELECT COMFORT’S STRATEGIC APPROACH TO MARKET DEVELOPMENT INCLUSIVE OF NEW STORE DEVELOPMENT IS DISCIPLINED, TESTED AND PROVEN, WHILE ALSO DELIVERING RETAIL-LEADING COMPARABLE SALES AND PRODUCTIVITY

✓Market Development: Our disciplined market-based development approach results in market share gains and profitable growth. In 2011, we introduced an ‘Aggressive Growth’ strategy designed to accelerate and sustain market share in 13 of our large and underpenetrated markets. These markets represented about one-third of U.S. mattress sales, and we are on track to launch our tenth market in 2015, with elements of this strategy already deployed in all markets. The objective of our Aggressive Growth strategy is to double market share in these markets in a sustainable manner within three to four years post-launch. Launching an Aggressive Growth market requires investments in both new and existing stores and heavy up-front local advertising spend to support sales growth. Our multi-faceted Aggressive Growth strategy is carefully calibrated to deliver optimal return on investment and sales growth market-by-market in a sustainable manner. In the four markets launched in 2011, Select Comfort has doubled market share and increased four-wall market profit by 168%, and the other markets are on track to achieve these goals.

✓Store Productivity: The Company’s approach to store site selection combines art with science utilizing our proprietary Customer Prospecting Model to evaluate each market. This process results in increased productivity of existing stores while adding new stores with cannibalization rates of less than 20%. Since 2011, the Company has been optimizing its national real estate footprint through new stores, relocations from mall to non-mall and within malls. During this time, we have improved more than 70% of the Company’s existing store portfolio, including location, size and store design. Our strategy, which includes rigorous tests of site characteristics, is delivering a strong return on investment and high store productivity and profitability. Our target over the next five years is 590 to 650 stores. As of January 3, 2015, the Company had 463 retail stores in 47 states, including 40% in non-mall locations. We continue to achieve a payback on our new store actions of approximately two years and ROIC 50% higher than the Company’s weighted average cost of capital.

BLUE CLAY’S PROPOSAL TO SIGNIFICANTLY CUT ADVERTISING SPEND INCREASES RISK TO SALES AND DEMONSTRATES LACK OF UNDERSTANDING OF SELECT COMFORT’S VERTICALLY INTEGRATED BUSINESS MODEL

X Blue Clay advocates cutting advertising spend as a percent of net sales by over 25%5 and eliminating all TV advertising. In materials shared with Select Comfort in January 2015, Blue Clay stated advertising expense should be “...held constant until it reaches 10% of sales,” and asserted that “advertising and G&A expense can be further reduced in downturn.” Additionally, during an interview with members of the Select Comfort Board, Blue Clay nominee, Brian Spaly, stated “TV is not right for the Company.” Brian Spaly’s idea of cutting TV advertising spend ignores the fact that TV advertising has proven to be the Company’s highest ROI advertising category.

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5 Select Comfort’s 2014 advertising spend of $158.5 million represented 13.7% of 2014 net sales

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✓Advertising is our engine. As both the retailer and manufacturer, and the exclusive distributor of our differentiated proprietary products, advertising is our engine. Our advertising strategy increases brand awareness and consideration, as well as raising consumer demand and traffic. We analyze and prioritize our media spend on a return on investment basis. Over the past two years, we have built an econometric model that contributes to the predictability of efficiently allocating media spend based on consumer behavior. We are continuing to advance our marketing effectiveness, and improve media return on investment by optimizing our media mix and investment and leveraging our growing scale. In 2014, a 9% increase in media spend helped to drive a 20% increase in sales, while providing 140 basis points of leverage.

We believe shareholders should be concerned about the negative impact on sales and shareholder value of Blue Clay’s plans to significantly cut advertising spend. Reducing advertising spending would be especially troublesome in combination with the aggressive and immediate store expansion plans advocated by Blue Clay.

SELECT COMFORT’S HIGHLY QUALIFIED DIRECTORS ARE THE RIGHT CHOICE TO OVERSEE THE CONTINUED EXECUTION OF THE COMPANY’S STRATEGY

✓Progressive Board: Select Comfort’s Board has regenerated itself through a progressive and diligent succession planning process. The Board is comprised of nine highly qualified directors with diverse experience and expertise in strategic and financial disciplines and industries that are relevant and important to the Company’s business and continued success. Eight Board members are independent, including the Chairman, and one third of the Board are women. The Board’s thoughtful succession planning process has brought in four new directors over the past four years, who have diverse experience that is complementary to the composition of the Board. Collectively, the Board and executive officers beneficially own 3.4% of the Company’s shares, significantly more than Blue Clay’s ownership position.

✓Recognized Governance: The Company’s high governance standards were recognized by Institutional Shareholder Services (ISS) in its latest annual review, which ranked Select Comfort in the top decile category for governance. In 2014, ISS recommended that shareholders vote in favor of the Company’s advisory “say-on-pay” proposal and the proposal received support from 92% of shares voted. The Board regularly reviews its policies to ensure that long-term shareholder interests are well-represented, including the effectiveness and competitiveness of the compensation program.

✓Proactive Shareholder Outreach: The Company has a commitment and a track record of soliciting and considering shareholder input. Select Comfort both seeks and welcomes shareholder communications and viewpoints. In keeping with our commitment and shareholder engagement practices, the Board Chair and management conducted a proactive shareholder outreach program to many of the Company’s largest shareholders shortly after the third quarter 2014 earnings. Input and feedback provided by shareholders has been actively incorporated in the Company’s strategic approach and communication.

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X Blue Clay Nominees Not Qualified: After Blue Clay privately submitted a nominations notice, the Company invited its nominees to meet with a majority of the members of our Board, including all of the members of the Board’s Corporate Governance and Nominating Committee and the Company’s Chief Executive Officer. After carefully considering the credentials and experience of the Blue Clay nominees, the Board determined that the Blue Clay nominees did not meet the Company’s criteria for director nominees and would not be included in the Company’s slate of nominees at the Annual Meeting.

We urge you to support the Select Comfort directors who have been instrumental in the development of the Company’s transformational consumer innovation strategy and who will continue to guide its successful execution. This is a critical time at Select Comfort. The Company is poised to deliver continued success, but the election of any Blue Clay nominees risks the Company’s future by introducing instability to the Board at a time when the experience of our nominees is essential to achieving our growth initiatives and long-term value creation.

DO NOT ALLOW BLUE CLAY TO PUT THE VALUE OF YOUR INVESTMENT AT RISK — REJECT BLUE CLAY’S NOMINEES

You may receive materials from Blue Clay, which is seeking to elect its own nominees to the Select Comfort Board. We believe that adding any of the Blue Clay nominees would be detrimental to the execution of Select Comfort’s successful strategy.

Blue Clay’s commentary on Select Comfort reveals a lack of understanding of Select Comfort’s business. If Blue Clay’s nominees are elected, we would lose significant Board experience and diversity that is highly relevant to Select Comfort’s growth strategy, including expertise in: ERP implementation; digital marketing and e-commerce; technology-driven partnerships; retail, brand and product development; finance; governance; and executive compensation. Blue Clay’s risky ideas also ignore the progress already made and the decisive actions successfully undertaken by your Board.

Your Board fully understands this business and is working hard to ensure that the Company’s value-creation strategy drives enhanced shareholder returns. The Board is addressing both the challenges and the opportunities we face and there is no reason to interrupt the Company’s progress.

PROTECT YOUR INVESTMENT - VOTE THE WHITE PROXY CARD TODAY

We urge you to protect your investment by voting the enclosed WHITE proxy card today “FOR” all of Select Comfort’s nominees.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any Blue proxy card sent to you by Blue Clay.

On behalf of the Board of Directors and management team, we appreciate the continued support of Select Comfort shareholders as we build value together.

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Sincerely,

Jean-Michel Valette	Shelly Ibach
Chairman of the Board	President & Chief Executive Officer

If you have questions or need assistance in voting your shares, please call: 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310 (800) 561-3991 (Toll Free) e-mail: selectcomfort@georgeson.com

About Select Comfort Corporation

SLEEP NUMBER, a sleep innovation leader, delivers unparalleled sleep experiences by offering high-quality, innovative sleep products and services. The company is the exclusive designer, manufacturer, marketer, retailer and servicer of a complete line of Sleep Number® beds including our newest addition, the SleepIQ Kids™ bed. Only the Sleep Number bed offers SleepIQ® technology – proprietary sensor technology that works directly with the bed’s DualAir™ system to track and monitor each individual’s sleep. SleepIQ technology communicates how you slept and what adjustments you can make to optimize your sleep and improve your daily life. Sleep Number also offers a full line of exclusive sleep products including FlexFit™ adjustable bases and Sleep Number® pillows, sheets and other bedding products. Consumers also benefit from a unique, value-added retail experience at one of the more than 460 Sleep Number® stores across the country, online at SleepNumber.com, or via phone at (800) Sleep Number or (800) 753-3768.

Important Additional Information and Where to Find It

The Company has filed a proxy statement on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2015 Annual Meeting of Shareholders or any adjournment or postponement thereof (the “2015 Annual Meeting”) and is mailing, along with this letter, the definitive proxy statement and a WHITE proxy card to each shareholder of record entitled to vote at the 2015 Annual Meeting. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2015 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2015 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.sleepnumber.com/investor-relations as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

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Certain Information Regarding Participants in Solicitation

The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Company shareholders in connection with the 2015 Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s shareholders generally, are set forth in the Company’s definitive proxy statement for the 2015 Annual Meeting on Schedule 14A that has been filed with the SEC and the other relevant documents filed with the SEC.

Forward-looking Statements

Statements used in this news release relating to future plans, events, financial results, management or performance are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 and are subject to certain risks and uncertainties including, among others, such factors as current and future general and industry economic trends and consumer confidence; the effectiveness of our marketing messages; the efficiency of our advertising and promotional efforts; our ability to execute our company-controlled distribution strategy; our ability to achieve and maintain acceptable levels of product and service quality, and acceptable product return and warranty claims rates; our ability to continue to improve and expand our product line; consumer acceptance of our products, product quality, innovation and brand image; industry competition, the emergence of additional competitive products, and the adequacy of our intellectual property rights to protect our products and brand from competitive or infringing activities; availability of attractive and cost-effective consumer credit options; pending and unforeseen litigation and the potential for adverse publicity associated with litigation; our “just-in-time” manufacturing processes with minimal levels of inventory, which may leave us vulnerable to shortages in supply; our dependence on significant suppliers and our ability to maintain relationships with key suppliers, including several sole-source suppliers; the vulnerability of key suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs and other inflationary pressures; risks inherent in global sourcing activities; risks of disruption in the operation of either of our two primary manufacturing facilities; increasing government regulations, which have added or will add cost pressures and process changes to ensure compliance; the adequacy of our management information systems to meet the evolving needs of our business and to protect sensitive data from potential cyber threats; the costs, distractions and potential disruptions to our business related to upgrading our management information systems; our ability to attract, retain and motivate qualified management, executive and other key employees, including qualified retail sales professionals and managers; and uncertainties arising from global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events. Additional information concerning these and other risks and uncertainties is contained in the company’s filings with the Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

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Investor Contact:

Dave Schwantes

Select Comfort Corporation

(763) 551-7498

investorrelations@selectcomfort.com

Steven Pantina

Senior Managing Director

Georgeson Inc.

(201) 222-4229

spantina@georgeson.com

Media Contact:

Tim Lynch / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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